Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Erick Mason Chief Financial Officer (818) 735-8800 Financial Dynamics: Leigh Parrish, Erica Pettit (212) 850-5651, (212) 850-5614

For Immediate Release

GUITAR CENTER, INC. REPORTS SECOND QUARTER 2007 RESULTS

Second Quarter Consolidated Net Sales Increased 13.3% to $518.9 Million

Second Quarter Net Income Was $9.6 Million, or $0.32 Per Diluted Share

Adjusted Net Income In Line with Guidance at $11.2 million,
or $0.37 Per Diluted Share

Westlake Village, CA (August 7, 2007) - Guitar Center, Inc. (Nasdaq GS: GTRC) today announced financial results for the second quarter ended June 30, 2007.

Consolidated net sales increased 13.3% to $518.9 million in the second quarter from $458.0 million in the prior year period. Net income in the second quarter was $9.6 million, or $0.32 per diluted share, compared to net income of $13.4 million, or $0.47 per diluted share, in the prior year period. Transaction expenses related to the proposed merger with affiliates of Bain Capital Partners, as described below, were $1.7 million after-tax, or $0.06 per diluted share. Excluding these transaction expenses, the Company’s net income would have been $0.37 per diluted share.

Net income in the second quarter included stock-based compensation expense under the Company’s long-term incentive plans (LTIP) of $0.3 million after-tax, or $0.01 per diluted share. Net income in the prior year period included stock-based compensation expense under the LTIP of $1.2 million after-tax, or $0.04 per diluted share.

Erick Mason, Executive Vice President and Chief Financial Officer, stated, “While consolidated net sales for the second quarter were below our expectations, we achieved adjusted net income in line with our guidance. Sales at our Guitar Center stores were slightly below plan due to a challenging retail environment; however, we were encouraged by improved demand for guitars. The performance of our direct response division also reflects what we believe are macroeconomic trends, as well as the transition to the new fulfillment center. We were pleased that the results for our Music & Arts division were in line with our expectations as we remain focused on improving operating efficiencies. We are continuing to make progress on our 2007 initiatives including the integration of Woodwind & Brasswind into our direct response division.”

Guitar Center Stores

During the quarter, the Company opened two secondary format Guitar Center stores. Net sales from Guitar Center stores increased 9.2% to $371.1 million in the second quarter from $339.8 million in the same period last year. Sales from new stores contributed $31.4 million in the second quarter and represented all of the increase. Comparable store sales for the Guitar Center stores declined 0.1% for the quarter. Gross margin was 27.0% in the second quarter compared to 26.7% in the same period last year. This increase primarily resulted from higher selling margins, partially offset by an increase in occupancy costs. Selling, general and administrative expenses in the second quarter for the Guitar Center stores were 22.0% of net sales, compared to 21.3% of net sales in the same period last year. The increase primarily is due to the transaction costs associated with the proposed merger.

Direct Response

Direct response net sales for the second quarter increased 28.1% to $110.6 million from $86.3 million in the same period last year. Net sales of the existing direct response business increased 2.4% over 2006, representing 8.5% of the year-over-year sales increase. Woodwind & Brasswind, which was acquired on February 9, 2007, contributed 91.5% of the increase in direct response net sales. Gross margin was 29.4% for the second quarter compared to 30.8% in the prior year period. The decrease reflects the impact of the Woodwind & Brasswind business, which historically has had a lower selling margin than the core Musician’s Friend business. Excluding the effects of the Woodwind & Brasswind business, gross margin for the second quarter in our direct response division increased to 32.6% from 30.8% in the same period last year, principally due to higher selling margins. Selling, general and administrative expenses for the second quarter were 27.1% of net sales compared to 24.3% in the same period last year. The increase primarily reflects the effects of the fulfillment center transition.

Music & Arts

Net sales from the Company’s Music & Arts division increased 16.9% to $37.2 million in the second quarter from $31.8 million in the same period last year. Comparable sales for the Music & Arts division decreased 1.0% in the quarter. Second quarter gross margin for Music & Arts was 37.7% compared to 43.7% in the same period last year, reflecting higher shrink and occupancy costs. Selling, general and administrative expenses were reduced to 44.6% of net sales compared to 45.6% in the second quarter of 2006, primarily resulting from a reduction of amortization expense and lower compensation expenses.

Acquisition Agreement with Bain Capital Partners

On June 27, 2007, Guitar Center announced that it entered into a definitive agreement to be acquired by affiliates of Bain Capital Partners, LLC, a leading global private investment firm. The total transaction value, including assumed debt, is approximately $2.1 billion. The transaction is expected to close in the fourth quarter of 2007 and is subject to customary closing conditions, including the approval of Guitar Center’s stockholders.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today, August 7, 2007, at 2:00 p.m. PT (5:00 p.m. ET) to discuss second quarter financial results. Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of the Company’s corporate web site at www.guitarcenter.com. To access the call, please dial 888-791-6347  (domestic) or 706-645-9246 (international). The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.earnings.com. A replay of the call will be available through August 14, 2007 and can be accessed approximately one hour after the end of the call by dialing 800-642-1687 (domestic) or 706 645-9291 (international); pass code 10744037. A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment. Our retail store subsidiary presently operates more than 210 Guitar Center stores across the United States. In addition, our Music & Arts division operates more than 95 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students. We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalogs and websites, including www.musiciansfriend.com, www.guitarcenter.com, www.wwbw.com and www.music123.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in 2007 and matters relating to the proposed merger of the Company and affiliates of Bain Capital Partners. Sales and earnings trends are affected by many factors including among others, world and national political events, general economic conditions, the effectiveness of our promotion and merchandising strategies, our ability to integrate and profitably operate acquired businesses such as Woodwind & Brasswind, the efficient operation of our supply chain, including the continued support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail and direct response markets. In addition, during the recent past we have experienced greater fluctuations in weekly and monthly operating results than has been our historic experience and this volatility has, and is likely to continue to, reduce the reliability of our future revenue and earnings guidance. Additional risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements, including, but not limited to: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have or may be instituted against the Company and others following the announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the merger; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (5) other factors described in the Company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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